The Pischel family Albuquerque, NM Letter to Shareholders 1Q22 Exhibit 99.2

Dear Shareholders, Transforming a $2.3 trillion industry is a rare and unique opportunity. As we reshape a broken, offline process into a digital, seamless experience, we are also building a durable, generational company. This means we align our goals and teams against both growing customers and driving sustainable margin expansion. This means we operate with a focus on building the lowest cost structure. This means having a culture of discipline around pricing and risk management across periods of uncertainty. The result of this hard work is the capability to grow and protect margins across economic cycles. Our first quarter results are a testament to this durability. We surpassed our expectations across all of our key metrics, delivering record revenue of $5.2 billion, up 590% year-over-year, gross profit of $535 million, and Contribution Profit of $332 million. Our first quarter revenue represents a run rate of over $20 billion, which is 40% towards our goal of $50 billion. Importantly, we outperformed while demonstrating profitability with net income of $28 million, Adjusted EBITDA of $176 million and Adjusted Net Income of $99 million. The past eight years of investment and hard work on our cost structure, automation, technology platform, and pricing engine are enabling us to deliver sustainable margin improvements as we scale. In addition to these key financial milestones, we continue to make progress against our consumer flywheel. For home sellers, we are seeing adoption accelerate with another quarter of record offer requests, up nearly three-fold versus prior year. At the same time, we have maintained a real seller conversion of over 35% and NPS north of 80. These metrics strengthen our conviction that getting an offer from Opendoor is well on its way to becoming a mainstream behavior to start a move. For home buyers, we hit all-time highs for purchase offers, driven by the adoption of Opendoor-Backed Offers and Opendoor Complete. Additionally, we are preparing to launch a fully digital financing product that can provide a pre-approval in less than 60 seconds. Just a few years ago, we were uncertain that Opendoor could be in every single market in the US. Today, we are demonstrating Opendoor can be a nationwide, all-markets company. This year, we entered some of the largest markets in the country with San Francisco Bay Area, followed by New York and New Jersey, enabling us to serve homeowners coast-to-coast. Furthermore, through continued pricing 2 A Note from Eric Our Mission Powering life’s progress, one move at a time optimization, we added another $30 billion to our total serviceable market by expanding our buybox. While recent headlines regarding rates and affordability have cast doubt over the short to medium-term outlook for housing, we are confident in our ability to hit our financial targets across cycles. This is due in part to the cost structure and pricing improvements that we have made, which provide the necessary margin of safety in our unit economics. Also, the combination of holding highly liquid, sale-ready homes with the fact that home price declines during recessions have proven to be slow moving, makes navigating market turbulence very manageable. In addition, our offer price incorporates home price appreciation (HPA) forecast movements, which means that our systems are built to succeed across market cycles. In summary, this quarter marked another step along our journey to transform the industry. While I am encouraged by our financial performance, I am most proud of how we delivered these results. We focused on delivering system level changes that will enable us to drive sustainable margin improvements. We focused on our company culture, ensuring that we show up as one team combining the best technology with operational excellence. Last but not least, we focused on the consumer experience, delivering products and services that delight. Eric Wu, Co-Founder & CEO 3 A Note from Eric Our Mission Powering life’s progress, one move at a time

1Q22 ● Revenue of $5.2 billion, up 590% versus 1Q21; with 12,669 total homes sold, up 415% versus 1Q21 ● Gross profit of $535 million, versus $97 million in 1Q21; gross margin of 10.4%, versus 13.0% in 1Q21 ● Net income of $28 million, versus ($270) million in 1Q21 ● Adjusted Net Income of $99 million, versus ($21) million in 1Q21 ● Contribution Profit of $332 million, versus $76 million in 1Q21; 21st consecutive quarter of positive Contribution Margin which was 6.4%, versus 10.2% in 1Q21 ● Adjusted EBITDA of $176 million, versus ($2) million in 1Q21; Adjusted EBITDA Margin of 3.4%, versus (0.3%) in 1Q21 ● Purchased 9,020 homes, up 151% versus 1Q21 ● Inventory balance of 13,360 homes, representing $4.7 billion in value, up 455% versus 1Q21 ● Launched San Francisco Bay Area, bringing us to 45 markets at the end of 1Q22 Key Highlights 4

5 NEED HI RES IMAGE WILL UPDATE The Blasingame Family Surprise, Arizona The Blasingame family bought and sold their house through Opendoor. After relocating from Syracuse, NY to Surprise, AZ during the pandemic and settling into a home that was far from their dream home, Stefen and his wife, Ashley, were keen to move to a family-oriented community where the couple’s three young children could build new friendships and spend more time outdoors. Selling a home and buying a home at the same time can be one of life’s most daunting tasks, especially when it’s in one of the country’s hottest housing markets - metro Phoenix. The Blasingames knew that they would need to sell their existing home in order to buy their dream home, and were uncertain that they could actually compete with all cash offers. Furthermore, there was the cost, stress and logistical challenges of uprooting their family if they were to sell their home before they found a new home. As more time passed, Stefen and Ashley decided that working with a partner such as Opendoor was the best path forward to make their dream a reality. They loved the ease and flexibility of being able to browse homes on the Opendoor app and schedule tours on their timeline, without feeling rushed or pressured into making a purchase via the traditional process. Additionally, they appreciated that there were no surprises with Opendoor - once they decided to move forward and sell their home, they simply had to “push a button and accept that offer.” For the Blasingames, being able to move on their own terms with Opendoor meant that they didn’t have to feel overwhelmed with the process and could instead focus on finding the perfect home for their family. Opendoor gave us the ability to be able to find our new home, sell our current home, and make it all happen at one time, in the most simple process ever. What Opendoor has unlocked for us is to know that we can move on our own terms. - Stefen Blasingame

Total Offer Request Growth YoY 186% 6 HOMEOWNERS AND SELLERS Our Seller business continues to lead the market, growing faster and at greater scale than any other home seller offering in the industry. More and more homeowners are starting their move with an Opendoor estimate as offer requests reached another all-time high, up 186% versus prior year. We are also seeing a significant number of homeowners returning to Opendoor to sell their home after receiving an initial offer over 12 months ago. This speaks to the potential of re-engagement to drive future growth – as our market registration deepens with the acceleration of offer requests, we are building a growing base of prospective customers that we can re-engage and convert over the course of years. As pricing is a key driver of conversion and buybox expansion, we continue to see our investments lead to improvements in our ability to competitively price homes across our markets. In Q1, we added new computer vision capabilities, which leverage AI to systematically derive information about home conditions, and we have processed over 500 million property images to date. This capability deepens our ability to build a training set and automate values beyond aggregated data, such as square footage and number of rooms, to more nuanced qualitative data, such as home condition and datedness. We are incorporating this new proprietary data into our pricing models and processes. Furthermore, in Q1, we successfully incorporated highly granular indicators of buyer demand, including top-of-funnel buyer digital signals, into our models to further improve the accuracy of our underwriting and HPA forecasts. The acceleration of our offer growth, strength in our re-engagement, and investments in our pricing systems have not only delivered over 150% year-on-year customer growth, but more importantly, give us confidence in our ability to sustain our market share gains as we convert the offline, traditional process to a modern, digital one. BUYERS AND SERVICES Our vision is to build an end-to-end buying experience that is digital and on par with the superior e-commerce experiences that customers expect. Customer Growth YoY >150% Images Processed via Computer Vision 500M Business Highlights

Business Highlights

With Opendoor Complete, we are bringing together the buying and selling experience and combining two transactions into one seamless move. This past quarter, we took our successful Late Checkout feature from our Seller offering and made it available to buyers via Opendoor-Backed Offers. This helps to further strengthen the buyer's bid as it gives the home seller more flexibility on their move-out date.

We also focused on cross-selling throughout the seller experience and highlighting the buying experience earlier in the seller's journey with Opendoor. We are seeing the value of Opendoor Complete resonate with home sellers, as well as increased conversion of our sellers into buyers with Opendoor by solving their holistic need to buy and sell.

We have continued to make progress on our financing offering, including adding Lower.com as a strategic partner. Our partnership with Lower.com enables us to offer a broader suite of products, such as FHA/VA loans, ensures financing-product coverage across our ever-expanding market footprint, and adds fulfillment flexibility. This is particularly important as our mortgage team launches our digital Opendoor financing app in the coming weeks.

Hiding in plain sight, our title and escrow business also continues to perform exceptionally well with 223% revenue growth year-over-year, over 80% attach, and an NPS consistently above 80. Having scaled this into one of the largest title agencies in the country, we are excited to expand our coverage and launch escrow services in California in the second quarter.

MARKET EXPANSION AND SCALABILITY

With our goal of serving every home seller and home buyer in the US, we know that increasing scale enables us to leverage national advertising to drive awareness, and deliver further cost structure improvements.

We ended Q1 with the ability to underwrite more than 25% of total single family home transactions in the US. We added another $30 billion to our total serviceable market through buybox expansion, driven by pricing and cost improvements. In San Francisco Bay Area (SFBA), which we entered in February, we are seeing 2.3 times the offer requests as other comparable markets at the same time since

Opendoor Late Checkout



opendoor.com
Closing guide
5678 Second St.
Get ready for moving day
Buy timeline
Inspections
Finalize loan
Closing
Sell timeline
Prelim offer
Final offer
Closing
To do
Verify move date
Order inspections
Done

Title and Escrow Growth YoY

223%

7

Total Markets To Date 48 Vendor Management Platform launch, and exceeding our targets on organic volume alone. Two months after SFBA, we were able to successfully launch New York and New Jersey, which collectively mark our 46th metro market. Just this week, we entered two additional markets, Detroit and Southwest Florida, putting us well on track to meet our 2022 goal of unlocking serviceable market growth that is in line with what we achieved in 2021. With our geographic footprint now spanning 48 markets, we have a predictable playbook for driving growth and customer acquisition. We are beginning to leverage national advertising in our media mix. The early returns are positive with national media twice as efficient as local market advertising. Alongside our ramp of national advertising, we are also investing in a new brand campaign that will highlight the value of Opendoor to customers, further driving the behavior to start their move with Opendoor. We know that stronger brand health measures help drive conversion. The combination of improvements in media buying and stronger brand and innovation in our lifecycle marketing programs have enabled us to continue to improve our overall customer acquisition cost while driving significant growth. In our march to 100 markets and $50 billion of revenue, our technology and operations systems have formed a unique platform that will enable us to operate at next-level scale. In Q1, we launched our proprietary vendor management platform, which enables a faster and more efficient distribution of workload across our vendor network. It matches the right vendor to the right home, based on the skills and competencies of each vendor, as well as their available capacity at any given time. It also ensures that we load balance appropriately to shorten the time to complete repairs and keep a broader base of vendors actively engaged with Opendoor. Since the platform’s launch in February, we have already seen a 20% lift in trade partner capacity in our pilot markets, which will reduce our holding times, and we will be rolling out this tool to all of our markets in Q2. These investments have allowed us to reduce the number of days we need to complete repairs to normal levels following the uptick in days we experienced last quarter. In summary, we are continuing our investment in driving growth and adoption with homeowners and sellers, deepening our digital offering when buying a home, and investing in our platform to scale and expand nationwide. Together with our strong cost discipline, we are building a durable, generational company to transform the largest category in the US. 8 Business Highlights Buybox Coverage of Total US Transactions >25%

($ in millions) 2022 is off to an exceptional start with Q1 marking a record quarter of revenue and profitability. We are seeing strong momentum across the business and are confident that this will be another defining year for Opendoor. GROWTH In the first quarter, we meaningfully exceeded the high end of our revenue guidance, delivering $5.2 billion of revenue and 590% growth year-over-year. This marked the highest quarterly revenue in Opendoor’s history, beating last quarter’s record sales. Our strong inventory balance and agile resale systems enabled us to lean into the elevated demand for housing in an extremely supply constrained market. This resulted in a record number of 12,669 homes sold, which is over five times the volume in 1Q21. Revenue per home sold was also a tailwind to outperformance, up 34% versus the prior year. We purchased 9,020 homes in the first quarter, up 151% versus 1Q21. As in prior years, our first quarter acquisition pace aligned with the spring selling season. We ramped our acquisition pace as we moved through the first quarter, acquiring 45% more homes in March than we did in January. We ended the quarter with 8,066 homes under contract to be purchased, representing $3.2 billion in value, double the number of homes under contract in 1Q21. This sets us up nicely to close on those homes in Q2, driving a solid uptick in acquisition volumes. While housing supply for the industry continues to remain at historical lows, that has not impacted our ability to acquire homes: we continue to see a record number of home sellers requesting an offer and real seller conversion well above 35%. These are an indication of our incredible product market fit, which will continue to fuel our acquisition growth for quarters and years to come. UNIT ECONOMICS We delivered strong unit margins on record resale volume this quarter. GAAP gross profit was $535 million and 10.4% of revenue in 1Q22, versus $97 million and 13.0% of revenue in 1Q21. Adjusted Gross Profit was $512 million and 9.9% of revenue in 1Q22, versus $97 million and 13.0% of revenue in 1Q21. Contribution Profit was $332 million in the quarter, up 337% versus 1Q21. Contribution Margin was 6.4% versus 10.2% in 1Q21. Year-over-year margin trends reflect 9 1Q21 2Q21 3Q21 4Q21 1Q22 Financial Highlights 1Q22 Revenue $5.2 billion $747 $1,185 $2,266 $3,822 $5,151 1Q22 Gross Profit $535 million 1Q22 Contribution Profit $332 million the normalization of our inventory mix and reduction in underwriting conservatism we had coming out of COVID-19 last year. Contribution Margins were up from 4Q21, reflecting a normalization of our resale approach as we cleared the operational backlog we worked through late last year. Sequential margin improvement was also driven by an increase in spreads that we have been embedding in our offers since Q3 of last year. This benefit will continue into Q2, and this demonstrates our ability to adjust spreads given market conditions while still achieving strong acquisition growth. NET INCOME AND ADJUSTED EBITDA We are proud to deliver our first quarter of positive GAAP net income, which was $28 million versus ($270) million in 1Q21. As a percent of revenue, GAAP net income was 0.5% versus (36.2%) in 1Q21. Adjusted Net Income was a record $99 million or 1.9% of revenue in 1Q22, versus ($21) million or (2.8%) of revenue in 1Q21 – and notably compares to ($116) million for all of last year. As a reminder, Adjusted Net Income is a good proxy for operating free cash flow (FCF), as it isolates the operating performance of our business from changes in home inventory that are primarily funded through non-recourse debt facilities. It is worth noting that we are already achieving operating FCF breakeven while operating at the high end of our current Contribution Margin target range. Adjusted EBITDA was $176 million in 1Q22 compared to ($2) million in 1Q21. As a percentage of revenue, Adjusted EBITDA was 3.4% in 1Q22 versus (0.3%) in 1Q21. Adjusted EBITDA came in well ahead of our expectations due to strong revenue performance and unit margins, which provided incremental leverage against our operating expense base. Our ongoing improvements in EBITDA are underpinned by our growing scale, sustained reductions in our cost structure, and our ability to deliver against our annual baseline Contribution Margin target of 4 to 6%. INVENTORY Given the aforementioned resale and acquisition volumes, we ended the quarter with 13,360 homes in inventory on our balance sheet, representing $4.7 billion in value. We expect this to be the low point for inventory for the year. Financial Highlights 1Q22 Adjusted EBITDA Margin 3.4% (0.3%) 2.2% 1.5% 0.0% 3.4% 1Q21 2Q21 3Q21 4Q21 1Q22 1Q22 Adjusted Net Income 1.9% 1Q21 2Q21 3Q21 4Q21 1Q22 (2.8%) 0.2% (0.8%) (2.1%) 1.9%

Inventory management is a core capability we have heavily invested in since our inception over eight years ago. Our portfolio approach benefits from ongoing system and model development, as well as increasing diversification as we scale across markets, price levels and home types. Our decisions are informed by real-time data systems that allow us to understand what is happening across the market to enable dynamic decision making and ensure that we are managing for optimal portfolio performance. One of the key measures of inventory health that we track is the total number of days that a home is listed on the market. Only 7% of our homes were listed on the market for more than 120 days as of March 31, 2022, compared to 24% of the homes in the overall market, adjusted for our buy-box. We have consistently demonstrated superior clearance on aged inventory (120+ days), selling those homes 3 times or faster than the equivalent rate for same aged homes on the MLS, which is an important driver of managing overall portfolio performance. The average number of days we owned homes was elevated in Q1, primarily as a result of working through the backlog of homes we had in Q4 that increased the number of days from the time of acquisition to listing (“pre-list days”). A portion of those backlogged homes carried over into our Q1 resales, increasing overall average days owned. As we have built more operational capacity, we are back to normalized pre-list levels for the homes we are acquiring in Q1 and beyond. OTHER BALANCE SHEET ITEMS We ended the first quarter of the year with $2.8 billion in cash, cash equivalents and marketable securities and $11.3 billion of financing availability. We are well capitalized given both our cash balance and financing capacity, which translate into north of $35 billion of annual home purchasing power – plenty of fuel to achieve our growth objectives for 2022 and beyond. While we expect rates to increase over the course of the year, this should have a relatively small impact on our overall cost structure per home. Our cost of funds for our senior financing was around 3.0% in 1Q22. We expect that to increase to approximately 11 Faster Rate of Sell-Through on Aged Inventory vs. the MLS >3x Financial Highlights 1Q22 Cash, Cash Equivalents, and Marketable Securities $2.8 billion

4.0% for the full year based on the current forward curve and our expected mix of senior revolving and term facilities. Based on hold times of approximately 100 days, this would imply that senior financing costs per home move from approximately 70bps in 1Q22 to 90bps for the full year, which is a manageable increase relative to our overall cost structure. Importantly, we pass on this incremental interest expense in our offers, which allows our Contribution Margins After Interest to stay neutral. We are also able to take advantage of our strong cash balance to manage our overall interest expense levels by modulating our advance rates across both senior and mezzanine financing. GUIDANCE We expect the following results for the second quarter of 2022: ● Revenue is expected to be between $4.1 and $4.3 billion, representing over 254% growth year-over-year at the midpoint of the range. Notably, this would represent revenue of $9.3 to $9.5 billion for the first half of 2022 versus our prior expectation of $8 billion. While sequential trends may vary due to seasonality or the timing of contract closes, we expect to continue to drive exceptional growth relative to prior year. ● Adjusted EBITDA1 is expected to be between $170 and $190 million, which represents 4.3% margin and 604% growth year-over-year at the midpoint of the range. ● Stock-based compensation is expected to be in the range of $73 to $75 million. MARKET OUTLOOK The macro environment that we’re operating in has evolved rapidly since the start of the year. But first, it is important to reiterate that 12 1. Opendoor has not provided a quantitative reconciliation of forecasted Adjusted EBITDA or Adjusted EBITDA Margin to forecasted GAAP net income (loss) or GAAP net Income (Loss) Margin, respectively, within this shareholder letter because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include, but are not limited to, inventory valuation adjustment and equity securities fair value adjustment. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, some of which are outside of the Company’s control. Financial Highlights 2Q22 Revenue Guidance $4.1 to $4.3 billion 2Q22 Adjusted EBITDA1 Guidance $170 to $190 million what is core to our business model – and, frankly, what is most misunderstood – is that our systems and margin structure are designed to be durable across different housing markets. That’s not to say we’re immune to what is going on in housing. Housing dynamics are a key input to our business and we have designed our pricing and operational systems to give us a deep understanding of the underlying drivers and to be able to dynamically adjust to changing conditions. Our offers account for the level of certainty in our home acquisition pricing, inclusive of forecasted HPA. Our models are designed to produce offers that are more conservative when there is greater uncertainty. Conversely, we may be less conservative in our offers when we have a high degree of certainty in our offer price and expected outcomes. Our forecasts of market conditions and pricing are updated on a daily basis using high-frequency, detailed metrics across all segments of our business. This, combined with our resale systems and centralized operating capabilities, are important drivers that we believe enable us to be world-class in pricing this asset class and deliver on our baseline annual Contribution Margin target of 4% to 6% across different economic environments. Our expectation is that the housing industry may begin to experience a moderation in HPA and transaction volumes beyond what is normal from seasonal trends, beginning in the second half of the year - the pace of which should be gradual and consistent with a typical slowdown. While there is a reasonable chance of “stronger for longer” for housing, we have positioned ourselves to be more conservative in our home valuations in 2H22 given general macro uncertainty. That being said, the current housing macro environment is very different from prior downturns, particularly the Global Financial Crisis (GFC), for a few key reasons: ● Market inventory is at a forty-year low going back to the early 1980s. In addition, available inventory in March 2022 was approximately 72% lower than in March 2008. While demand may ease as rates rise, we believe supply demand dynamics will likely return to a more balanced state versus a sharp correction given today’s structurally lower supply. ● The consumer is in a much healthier position today. Household financial obligations as a percent of personal 13 Financial Highlights Annual Baseline Contribution Margin Target 4% - 6% Our Systems and Margin Structure Designed to be durable across market cycles

● disposable income are at a 40-year low and remain significantly lower than what they were in 2008. The financial system is also in a much better position today than going into 2008. This diminishes the risk of a “forced selling” dynamic or a very rapid credit contraction like what occurred during the GFC. ● While real mortgage rates continue to rise and may impact demand, real interest rates remain quite low on a historical basis, at around 2% compared to a pre-pandemic average of 2.5% and a pre-GFC average1 of 4.5%. Moreover, significant transaction volumes happen across all rate environments. For example, in 2002, 30-year mortgage rates averaged 6.4% with real rates at 4% and yet the transaction rate for single family existing homes was 5 million homes that year2. This compares with current rates at 5.2%, real rates at 1.9% and transaction rates of about 5.2 million homes a year. Another dynamic worth noting is that real estate prices have tended to move slowly in market declines. There have only been six quarters of HPA declines over the last 50 years outside of the GFC, all of which were very modest at around 1% or less. During the GFC, the largest price decline sustained over a single quarter was 3%. The upshot of all the above is we expect the housing industry to see more of a typical slowdown with gradual slowing in volumes and HPA. We are confident in our ability to respond to these changing market dynamics and deliver on our stated margin goals. Furthermore, as homeowners navigate the changing housing market, we believe that the superior value proposition of simplicity, certainty and speed relative to the traditional listing will only become more important to consumers. That dynamic, coupled with our low market share levels and momentum to date, will enable us to continue to gain share across market cycles. 14 1. Real rates are computed as the difference between the weekly 30-year contract rate as reported by the MBA minus the 5-year breakeven inflation based on 5-year tips (after 2003) or the Cleveland Fed’s inflation expectations model for 5-year ahead inflation (prior to 2003). The pre-pandemic average is computed via simple average of weekly observations from 2010 to 2019 and the pre-GFC average is computed via simple average of weekly observations from 1990 to 2006 2. Data for rates is from the weekly MBA dataset for 30yr contract rates. Data for expected inflation (real rates being computed as the difference between mortgage rates and inflation expectations) is from the Cleveland Fed’s inflation expectations model for 5-year ahead inflation. Data for transaction rates is from NAR and is the average of the monthly SAAR number of sales for single-family existing homes. Financial Highlights Share Gainer Across Cycles Our value prop of simplicity, certainty and speed will resonate even more in changing markets

15Raleigh-Durham, NC Eric Wu, Co-Founder & CEO Carrie Wheeler, CFO CONFERENCE CALL INFORMATION Opendoor will host a conference call to discuss its financial results on May 5, 2022 at 2:00 p.m. Pacific Time. A live webcast of the call can be accessed from Opendoor’s Investor Relations website at https://investor.opendoor.com. An archived version of the webcast will be available from the same website after the call. May 5, 2022 at 2 p.m. PT investor.opendoor.com LIVE WEBCAST

/ OpendoorHQ / Opendoor Company / Opendoor-com investor.opendoor.com

17 Definitions & Financial Tables

This shareholder letter contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this shareholder letter that do not relate to matters of historical fact should be considered forward-looking, including statements regarding our financial condition, anticipated financial performance, business strategy and plans, market opportunity and expansion and objectives of management for future operations. These forward-looking statements generally are identified by the words “anticipate”, “believe”, “contemplate”, “continue”, “could”, “estimate”, “expect”, “forecast”, “future”, “intend”, “may”, “might”, “opportunity”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “strategy”, “strive”, “target”, “will”, or “would”, the negative of these words or other similar terms or expressions. The absence of these words does not mean that a statement is not forward-looking. Forward- looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many important factors could cause actual future events to differ materially from the forward-looking statements in this shareholder letter, including but not limited to our public securities’ potential liquidity and trading; our ability to raise financing in the future; our success in retaining or recruiting, or changes required in, our officers, key employees or directors; the impact of the regulatory environment and complexities with compliance related to such environment; various factors relating to our business, operations and financial performance, including, but not limited to, the impact of the COVID-19 pandemic on our ability to grow market share; our ability to respond to general economic conditions, and the health of the U.S. residential real estate industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described under the caption "Risk Factors" in our annual report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 24, 2022, and our other filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. We do not give any assurance that we will achieve our expectations. 18 Forward-Looking Statements

Use of Non-GAAP Financial Measures To provide investors with additional information regarding the Company’s financial results, this shareholder letter includes references to certain non-GAAP financial measures that are used by management. The Company believes these non-GAAP financial measures including Adjusted Gross Profit, Contribution Profit, Contribution Profit After Interest, Adjusted Net (Loss) Income, Adjusted EBITDA, and any such non-GAAP financial measures expressed as a Margin, are useful to investors as supplemental operational measurements to evaluate the Company’s financial performance. The non-GAAP financial measures should not be considered in isolation or as a substitute for the Company’s reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measures, and such measures may not be comparable to similarly-titled measures reported by other companies. Management uses these non- GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding the Company’s performance by excluding certain items that may not be indicative of the Company’s recurring operating results. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest To provide investors with additional information regarding our margins and return on inventory acquired, we have included Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest, which are non-GAAP financial measures. We believe that Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are useful financial measures for investors as they are supplemental measures used by management in evaluating unit level economics and our operating performance in our key markets. Each of these measures is intended to present the economics related to homes sold during a given period. We do so by including revenue generated from homes sold (and adjacent services) in the period and only the expenses that are directly attributable to such home sales, even if such expenses were recognized in prior periods, and excluding expenses related to homes that remain in inventory as of the end of the period. Contribution Profit provides investors a measure to assess Opendoor’s ability to generate returns on homes sold during a reporting period after considering home purchase costs, renovation and repair costs, holding costs and selling costs. Contribution Profit After Interest further impacts gross profit by including senior interest costs attributable to homes sold during a reporting period. We believe these measures facilitate meaningful period over period comparisons and illustrate our ability to generate returns on assets sold after considering the costs directly related to the assets sold in a given period. Adjusted Gross Profit, Contribution Profit and Contribution Profit After Interest are supplemental measures of our operating performance and have limitations as analytical tools. For example, these measures include costs that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, costs required to be recorded under GAAP in the same period. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is gross profit. 19 Definitions

Adjusted Gross Profit / Margin We calculate Adjusted Gross Profit as gross profit under GAAP adjusted for (1) inventory valuation adjustment in the current period, and (2) inventory valuation adjustment in prior periods. Inventory valuation adjustment in the current period is calculated by adding back the inventory valuation adjustments recorded during the period on homes that remain in inventory at period end. Inventory valuation adjustment in prior periods is calculated by subtracting the inventory valuation adjustments recorded in prior periods on homes sold in the current period. We define Adjusted Gross Margin as Adjusted Gross Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures gross margin performance isolated to homes sold in a given period and provides comparability across reporting periods. Adjusted Gross Profit helps management assess home pricing, service fees and renovation performance for a specific resale cohort. Contribution Profit / Margin We calculate Contribution Profit as Adjusted Gross Profit, minus certain costs incurred on homes sold during the current period including: (1) holding costs incurred in the current period, (2) holding costs incurred in prior periods, and (3) direct selling costs. The composition of our holding costs is described in the footnotes to the reconciliation table below. Contribution Margin is Contribution Profit as a percentage of revenue. We view this metric as an important measure of business performance as it captures the unit level performance isolated to homes sold in a given period and provides comparability across reporting periods. Contribution Profit helps management assess inflows and outflows directly associated with a specific resale cohort. Contribution Profit / Margin After Interest We define Contribution Profit After Interest as Contribution Profit, minus interest expense under our non-recourse asset- backed senior debt facilities incurred on the homes sold during the period. This may include interest expense recorded in periods prior to the period in which the sale occurred. Our asset-backed senior debt facilities are secured by our real estate inventory and cash. In addition to our senior debt facilities, we use a mix of debt and equity capital to finance our inventory and that mix will vary over time. In addition, we expect to continue to evolve our cost of financing as we include other debt sources beyond mezzanine capital. As such, in order to allow more meaningful period over period comparisons that more accurately reflect our asset performance rather than our evolving financing choices, we do not include interest expense associated with our mezzanine term debt facilities in this calculation. Contribution Margin After Interest is Contribution Profit After Interest as a percentage of revenue. We view this metric as an important measure of business performance. Contribution Profit After Interest helps management assess Contribution Margin performance, per above, when burdened with the cost of senior financing. 20 Definitions

21 Adjusted Net Income (Loss) and Adjusted EBITDA We also present Adjusted Net Income (Loss) and Adjusted EBITDA, which are non-GAAP financial measures that management uses to assess our underlying financial performance. These measures are also commonly used by investors and analysts to compare the underlying performance of companies in our industry. We believe these measures provide investors with meaningful period over period comparisons of our underlying performance, adjusted for certain charges that are non- recurring, non-cash, not directly related to our revenue-generating operations or not aligned to related revenue. Adjusted Net Income (Loss) and Adjusted EBITDA are supplemental measures of our operating performance and have important limitations. For example, these measures exclude the impact of certain costs required to be recorded under GAAP. These measures also include inventory valuation adjustments that were recorded in prior periods under GAAP and exclude, in connection with homes held in inventory at the end of the period, inventory valuation adjustments required to be recorded under GAAP in the same period. These measures could differ substantially from similarly titled measures presented by other companies in our industry or companies in other industries. Accordingly, these measures should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. We include a reconciliation of these measures to the most directly comparable GAAP financial measure, which is net income (loss). We calculate Adjusted Net Income (Loss) as GAAP net income (loss) adjusted to exclude non-cash expenses of stock-based compensation, marketable equity securities fair value adjustment, warrant fair value adjustment, and intangibles amortization expense. It also excludes non-recurring gain on lease termination, payroll tax on initial RSU release, and legal contingency accrual. Adjusted Net Income (Loss) also aligns the timing of inventory valuation adjustments recorded under GAAP to the period in which the related revenue is recorded in order to improve the comparability of this measure to our non-GAAP financial measures of unit economics, as described above. Our calculation of Adjusted Net Income (Loss) does not currently include the tax effects of the non-GAAP adjustments because our taxes and such tax effects have not been material to date. We calculated Adjusted EBITDA as Adjusted Net Income (Loss) adjusted for depreciation and amortization, property financing and other interest expense, interest income, and income tax expense. Adjusted EBITDA is a supplemental performance measure that our management uses to assess our operating performance and the operating leverage in our business. Definitions

22 Three Months Ended March 31, 2022 2021 REVENUE $ 5,151 $ 747 COST OF REVENUE 4,616 650 GROSS PROFIT 535 97 OPERATING EXPENSES: Sales, marketing and operations 276 69 General and administrative 101 222 Technology and development 40 51 Total operating expenses 417 342 INCOME (LOSS) FROM OPERATIONS 118 (245) WARRANT FAIR VALUE ADJUSTMENT — (15) INTEREST EXPENSE (68) (11) OTHER INCOME – Net (22) 1 INCOME (LOSS) BEFORE INCOME TAXES 28 (270) INCOME TAX EXPENSE — — NET INCOME (LOSS) $ 28 $ (270) Net income (loss) per share attributable to common shareholders: Basic $ 0.05 $ (0.48) Diluted $ 0.04 $ (0.48) Weighted-average shares outstanding: Basic 619,137 565,381 Diluted 640,785 565,381 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In millions, except share amounts which are presented in thousands, and per share amounts) (Unaudited)

23 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In millions, except per share data) (Unaudited) March 31, 2022 December 31, 2021 ASSETS CURRENT ASSETS: Cash and cash equivalents $ 2,312 $ 1,731 Restricted cash 444 847 Marketable securities 464 484 Escrow receivable 58 84 Mortgage loans held for sale pledged under agreements to repurchase 11 7 Real estate inventory, net 4,664 6,096 Other current assets ($4 and $4 carried at fair value) 126 91 Total current assets 8,079 9,340 PROPERTY AND EQUIPMENT – Net 49 45 RIGHT OF USE ASSETS 45 42 GOODWILL 60 60 INTANGIBLES – Net 10 12 OTHER ASSETS ($5 and $5 carried at fair value) 29 7 TOTAL ASSETS $ 8,272 $ 9,506 LIABILITIES AND SHAREHOLDERS’ EQUITY CURRENT LIABILITIES: Accounts payable and other accrued liabilities $ 132 $ 137 Non-recourse asset-backed debt - current portion 2,660 4,240 Other secured borrowings 10 7 Interest payable 6 12 Lease liabilities - current portion 6 4 Total current liabilities 2,814 4,400 NON-RECOURSE ASSET-BACKED DEBT – Net of current portion 2,113 1,862 CONVERTIBLE SENIOR NOTES 955 954 LEASE LIABILITIES – Net of current portion 43 42 Total liabilities 5,925 7,258 SHAREHOLDERS’ EQUITY: Common stock, $0.0001 par value; 3,000,000,000 shares authorized; 622,918,512 and 616,026,565 shares issued, respectively; 622,918,512 and 616,026,565 shares — — Additional paid-in capital 4,028 3,955 Accumulated deficit (1,677) (1,705) Accumulated other comprehensive (loss) income (4) (2) Total shareholders’ equity 2,347 2,248 TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY $ 8,272 $ 9,506

24 OPENDOOR TECHNOLOGIES INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions) (Unaudited) Three Months Ended March 31, 2022 2021 CASH FLOWS FROM OPERATING ACTIVITIES: Net income (loss) $ 28 $ (270) Adjustments to reconcile net income (loss) to cash, cash equivalents, and restricted cash provided by (used in) operating activities: Depreciation and amortization  18 10 Amortization of right of use asset 2 2 Stock-based compensation 67 239 Warrant fair value adjustment — 15 Gain on settlement of lease liabilities — (5) Inventory valuation adjustment 8 — Change in fair value of equity securities 22 — Net fair value adjustments and gain (loss) on sale of mortgage loans held for sale (1) (1) Origination of mortgage loans held for sale (46) (32) Proceeds from sale and principal collections of mortgage loans held for sale 43 32 Changes in operating assets and liabilities: Escrow receivable 26 (18) Real estate inventory 1,416 (375) Other assets (28) (8) Accounts payable and other accrued liabilities 2 16 Interest payable (5) — Lease liabilities (2) (10) Net cash provided by (used in) operating activities 1,550 (405) CASH FLOWS FROM INVESTING ACTIVITIES: Purchase of property and equipment (10) (4) Purchase of marketable securities (28) (34) Proceeds from sales, maturities, redemptions and paydowns of marketable securities 22 23 Purchase of non-marketable equity securities (25) (10) Capital returns of non-marketable equity securities 3 — Net cash used in investing activities (38) (25) CASH FLOWS FROM FINANCING ACTIVITIES: Proceeds from exercise of stock options 2 — Proceeds from the February 2021 Offering — 886 Issuance cost of common stock — (29) Proceeds from non-recourse asset-backed debt 2,292 673 Principal payments on non-recourse asset-backed debt (3,622) (423) Proceeds from other secured borrowings 45 31 Principal payments on other secured borrowings (41) (31) Payment of loan origination fees and debt issuance costs (10) — Net cash (used in) provided by financing activities (1,334) 1,107 NET INCREASE IN CASH, CASH EQUIVALENTS, AND RESTRICTED CASH 178 677 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – Beginning of period 2,578 1,506 CASH, CASH EQUIVALENTS, AND RESTRICTED CASH – End of period $ 2,756 $ 2,183 SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION – Cash paid during the period for interest $ 68 $ 9 DISCLOSURES OF NONCASH ACTIVITIES: Stock-based compensation expense capitalized for internally developed software $ 4 $ 5 RECONCILIATION TO CONDENSED CONSOLIDATED BALANCE SHEETS: Cash and cash equivalents $ 2,312 $ 2,040 Restricted cash 444 143 Cash, cash equivalents, and restricted cash $ 2,756 $ 2,183

OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED GROSS PROFIT, CONTRIBUTION PROFIT AND CONTRIBUTION PROFIT AFTER INTEREST TO OUR GROSS PROFIT
(Unaudited)

	Three Months Ended	
(in millions, except percentages and homes sold, or as noted)	**March 31, 2022**	**March 31, 2021**
Gross profit (GAAP)	**$ 535**	**$ 97**
Gross Margin	10.4 %	13.0 %
Adjustments:		
Inventory valuation adjustment – Current Period[1][2]	8	—
Inventory valuation adjustment – Prior Periods[1][3]	(31)	—
Adjusted Gross Profit	**$ 512**	**$ 97**
Adjusted Gross Margin	9.9 %	13.0 %
Adjustments:		
Direct selling costs[4]	(136)	(18)
Holding costs on sales – Current Period[5][6]	(16)	(2)
Holding costs on sales – Prior Periods[5][7]	(28)	(1)
Contribution Profit	**$ 332**	**$ 76**
Homes sold in period	12,669	2,462
Contribution Profit per Home Sold (in thousands)	**$ 26**	**$ 31**
Contribution Margin	6.4 %	10.2 %
Adjustments:		
Interest on homes sold – Current Period[8][9]	(16)	(2)
Interest on homes sold – Prior Periods[8][10]	(26)	(1)
Contribution Profit After Interest	**$ 290**	**$ 73**
Contribution Margin After Interest	5.6 %	9.8 %

(1) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(2) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(3) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(4) Represents selling costs incurred related to homes sold in the relevant period. This primarily includes broker commissions, external title and escrow-related fees and transfer taxes.

(5) Holding costs include mainly property taxes, insurance, utilities, homeowners association dues, cleaning and maintenance costs. Holding costs are included in Sales, marketing, and operations on the Condensed Consolidated Statements of Operations.

(6) Represents holding costs incurred in the period presented on homes sold in the period presented.

(7) Represents holding costs incurred in prior periods on homes sold in the period presented.

(8) This does not include interest on mezzanine term debt facilities or other indebtedness.

(9) Represents the interest expense under our asset-backed senior debt facilities incurred during the period on homes sold in the current period.

(10) Represents the interest expense under our asset-backed senior debt facilities incurred during prior periods on homes sold in the current period.

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OPENDOOR TECHNOLOGIES INC.
RECONCILIATION OF OUR ADJUSTED NET INCOME (LOSS)
AND ADJUSTED EBITDA TO OUR NET LOSS
(Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions, except percentages)	**March 31, 2022**	**March 31, 2021**	**December 31, 2021**
Net Income (loss) (GAAP)	**$ 28**	**$ (270)**	**$ (662)**
Adjustments:			
Stock-based compensation	67	239	536
Equity securities fair value adjustment[1]	22	—	(35)
Warrant fair value adjustment[1]	—	15	(12)
Intangibles amortization expense[2]	2	—	4
Inventory valuation adjustment – Current Period[3][4]	8	—	39
Inventory valuation adjustment — Prior Periods[3][5]	(31)	—	—
Gain on lease termination	—	(5)	(5)
Payroll tax on initial RSU release	—	—	5
Legal contingency accrual	3	—	14
Adjusted Net Income (Loss)	**$ 99**	**$ (21)**	**$ (116)**
Adjustments:			
Depreciation and amortization, excluding amortization of intangibles	9	9	33
Property financing[6]	58	7	119
Other interest expense[7]	10	4	24
Interest income[8]	—	(1)	(3)
Income tax expense	—	—	1
Adjusted EBITDA	**$ 176**	**$ (2)**	**$ 58**
Adjusted EBITDA Margin	3.4 %	(0.3)%	0.7 %

(1) Represents the gains and losses on our financial instruments, which are marked to fair value at the end of each period.

(2) Represents amortization of acquisition-related intangible assets. The acquired intangible assets have useful lives ranging from 1 to 5 years and amortization is expected until the intangible assets are fully amortized.

(3) Inventory valuation adjustment includes adjustments to record real estate inventory at the lower of its carrying amount or its net realizable value.

(4) Inventory valuation adjustment — Current Period is the inventory valuation adjustments recorded during the period presented associated with homes that remain in inventory at period end.

(5) Inventory valuation adjustment — Prior Periods is the inventory valuation adjustments recorded in prior periods associated with homes that sold in the period presented.

(6) Includes interest expense on our non-recourse asset-backed debt facilities.

(7) Includes amortization of debt issuance costs and loan origination fees, commitment fees, unused fees, other interest related costs on our asset-backed debt facilities, interest expense related to the 2026 convertible senior notes outstanding, and interest expense on other secured borrowings.

(8) Consists mainly of interest earned on cash, cash equivalents and marketable securities.

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